                                                                    Exhibit 99.1

FOR RELEASE

                              ON RECEIPT         October 20, 1998

             ARMSTRONG ANNOUNCES THIRD-QUARTER SALES GROWTH OF 43%
                             INCLUDING ACQUISITIONS

Lancaster, PA, October 20, 1998 -- Armstrong World Industries, Inc. (NYSE:ACK) today announced the following third quarter results. Commenting on the quarter, George A. Lorch, Chairman and Chief Executive Officer, said, "Our third quarter was an exciting and historic period, including the completion of the acquisitions of Triangle Pacific Corp. and DLW. With these two acquisitions, bringing powerful brands and strong management into our new company, Armstrong becomes the premier player in hard surfacing flooring in the world. With leading market positions and brands, we look forward to great success in the future."

 . Net earnings of $61.5 million, or $1.53 per diluted share, for the third quarter included the results of Triangle Pacific and DLW as well as offsetting one-time items. Excluding Triangle Pacific and DLW, net earnings were $64.1 million, or $1.60 per diluted share. Further excluding the net effect of the recognition of the expense of activities involving Domco Ltd. and Sommer-Allibert S.A. as well as a gain on the disposition of a portion of Armstrong's equity interest in Dal-Tile Inc., earnings were $65.6 million or $1.63 per share. These results compare to reported earnings of $33.8 million, or $0.82 per diluted share, in the third quarter of 1997. Excluding from 1997's result the effect of Armstrong's share of restructuring charges at Dal-Tile Inc., of $24.2 million or $0.59 per share, earnings would have been $58.0 million or $1.41 per diluted share. On a reported earnings basis, 1998 third quarter net earnings were 82% above 1997's result. Excluding 1998's acquisitions and one-time items for both 1997 and 1998, respectively, 1998 third-quarter net earnings were 13% above 1997's result.

 . Operating income as reported for the third quarter of 1998 was $123.9 million. Excluding the contribution of $17.3 million from Triangle Pacific and $0.2 million from DLW, third quarter operating income was $106.4 million. Operating income as reported in 1997 was $77.1 million. Excluding from 1997's result a $24.2 million charge to Armstrong's earnings related to a restructuring at Dal-Tile Inc., operating income in 1997 would have been $101.3 million. On a reported basis, 1998 third quarter operating income was 61% above 1997's result. Excluding acquisitions in 1998 and one-time items in 1997, 1998 third-quarter operating income was 5% above 1997's result.

 . Armstrong sales in the third quarter were $821.6 million, or 43% ahead of last year's $575.6 million. Excluding the contribution of $167.3 million in sales from Triangle Pacific reported in the new wood products industry segment and $63.9 million in sales from DLW reported in the floor coverings segment, sales were $590.4 million or 2.6% ahead of 1997. Sales of vinyl and laminate flooring products increased nearly 4% as strong promotional activity for residential sheet vinyl products and record sales in the home center channel drove significant volume increases. Sales at DLW were up almost 5% over the comparable result in 1997 due to strong performance in resilient flooring and in the office furniture business. Sales of building products increased just under 1% with lower sales to emerging markets nearly offsetting increases in U.S. commercial sales and sales to the retail segment. Industry products sales increased 2.4%, driven by strong sales increases in insulation products partially offset by weak gasket sales to automotive OEMs and European customers' inventory corrections. Wood product sales were 15% above last year's results on a comparable basis reflecting higher sales volume in both flooring and cabinets partially offset by competitive pricing in selected flooring products.

Mr. Lorch added, "The improved results in our core flooring business reflect the success of actions taken in the second quarter to address the highly competitive and dynamic market situation. Reflecting significant promotional activity in North American sheet flooring combined with the continuing success story of our upper-end sheet flooring strategy launched in the first quarter, September was a record month for residential sheet in terms of both sales and profits. In building products, we are encouraged with the positive trends in our product mix in the U.S. commercial segment and the sales growth we have maintained in that market. Our strong gains in this area have offset the slowness we're experiencing in emerging markets. Our Corporate Retail Accounts group delivered another solid quarter of growth as we continue to be well positioned in the rapidly expanding home center channel.

The performance of our two acquisitions in the third quarter exceeded our expectations and posted outstanding financial results. As we continue to integrate these two organizations and begin to realize their synergy potential, we expect to see exciting developments in coming quarters," Mr. Lorch concluded.

For the nine-month period ending September 30, 1998, Armstrong delivered the following results:

 . Net earnings of $164.1 million, or $4.06 per diluted share, included the results of Triangle Pacific and DLW as well as one-time items in the third quarter of 1998. Excluding Triangle Pacific and DLW, net earnings were $166.7 million, or $4.13 per diluted share. Further excluding one-time items, earnings were $168.2 million or $4.16 per share. These results compare to reported earnings of $138.2 million, or $3.35 per diluted share, in 1997. Excluding from 1997's result the effect of $29.7 million of one-time charges related to Armstrong's investment in Dal-Tile, Inc., earnings would have been $167.9 million or $4.08 per diluted share. On a reported earnings basis, 1998 net earnings for nine months were 19% above 1997's result. Excluding 1998's acquisitions and one-time items as discussed for both 1997 and 1998, respectively, 1998 nine month net earnings were about equal to 1997's result. Earnings per diluted share of $4.16 in 1998 were 2% above 1997's $4.08 per diluted share primarily reflecting the impact of the Company's share repurchase program.

 .  Operating income as reported for nine months in 1998 was $293.9 million.
   Excluding the contribution of $17.3 million from Triangle Pacific and $0.2 million from DLW, operating income was $276.4 million. Operating income for nine months as reported in 1997 was $249.8 million. Excluding from 1997's result a $29.7 million charge related to restructuring at Dal-Tile Inc., operating income in 1997 would have been $279.5 million. On a reported basis, 1998 operating income was 18% above 1997's result. Excluding acquisitions in 1998 and one-time items in 1997, 1998 nine-month's operating income was 1% below 1997's result.

 . Armstrong sales for nine months in 1998 were $1,920.3 million. Excluding the contribution of $167.3 million in sales from Triangle Pacific and $63.9 million in sales from DLW, sales were $1,689.1 million. Compared to sales of $1,671.3 million in the comparable period in 1997, 1998's result was 15% greater, while excluding the effect of acquisitions sales were 1% higher.

 . On July 21, Armstrong completed the acquisition of 100% of the outstanding shares of Triangle Pacific Corp. On September 17, Armstrong announced the successful completion of the Company's tender offer for the outstanding shares of DLW AG. The results of the two acquisitions are included in the financial results from their respective acquisition dates.

This news release contains forward-looking statements related to future sales growth and earnings opportunities. Actual results could differ materially as a result of known and unknown risks and uncertainties and other factors, including the company's ability to complete and successfully integrate its pending acquisitions, the strength of domestic and foreign economies, slower than anticipated sales growth, price and product competition, increases in raw material costs, interest and foreign exchange rates, changes from projected effective tax rates and the ultimate outcome of the company's asbestos-related litigation. Additional information which could affect the company's financial results is included in the 1997 Annual Report, Forms 10-K, 10-Q, and 8-K on file with the Securities and Exchange Commission.

                          [Tables and Notes to Follow]

Notes to editors and analysts:  The details which follow elaborate on
------------------------------
Armstrong's third quarter results

Sales.  Sales of $821.6 million were 43% greater than in the third quarter of
------
1997. The growth reflected both the acquisitions of Triangle Pacific and DLW as well as continued growth in the base Armstrong business. Triangle Pacific added $167.3 million of sales and DLW $63.9 million of sales to the base Armstrong business sales figure of $590.4 million. For the base Armstrong business, sales growth was 2.6% as floor coverings sales increased 4% and building products sales increased 1%. Home center sales were up nearly 15% versus prior year. Pacific area sales were 13% below 1997, although insulation products increased both domestic sales and exports from its Panyu, China, plant. Sales in Europe were flat year over year. Despite a cessation of sales to Russia in August by all business units, floor coverings made up its Russian volume loss by sales to other customers including those in Eastern Europe, and insulation increased European sales by 5%. In total, emerging market turmoil reduced third quarter sales by an estimated $8.0 million versus the same period last year, with over three-quarters of this total from lost Russian sales.

Cost of goods sold.  For the third quarter, the cost of goods sold was 66.9% of
-------------------
sales compared to 66.0% in 1997. The slight deterioration reflects the impact of the Triangle Pacific and DLW acquisitions which have lower gross margins than Armstrong's base business. Required purchase price accounting adjustments to inventories increased the cost of goods sold by $7.4 million, without which gross margins would have been 0.9 percent better. Armstrong's base business had a favorable cost of goods sold of 64.1% for the quarter due to manufacturing efficiencies and lower raw material costs excluding energy. Consolidated SG&A expenses were 18.1% of sales and were favorably affected by Triangle Pacific's lower SG&A.

Other items.  Goodwill amortization, negligible in prior periods, was $4.3
------------
million in the third quarter of 1998 following the acquisition of Triangle Pacific and DLW. Interest expense of $22.7 million compared to $7.4 million in 1997 similarly reflected the impact of the acquisitions. Equity earnings from affiliates of $5.0 million was primarily due to Armstrong's share of the earnings of the WAVE ceiling grid venture with Worthington Industries. In the third quarter of 1997, a $27.2 million equity loss from affiliates was caused by operating losses and a $24.2 million charge for restructuring activities at Dal-Tile, Inc., in which Armstrong had a 34.4% interest. Other expenses, net, have been small in prior periods. In the third quarter of 1998, however, Armstrong recognized expenses arising from activities involving Domco Ltd. and Sommer-Allibert S.A. totaling $12.3 million pretax, $8.0 million after-tax, and approximately $0.20 per diluted share. These expenses were partially offset by a gain on the third quarter disposition of 10.35 million shares of Dal-Tile at $8.50 per share for an after-tax gain of $6.5 million and $0.16 per diluted share. Armstrong retains 8.02 million shares or approximately 15% ownership in Dal-Tile which is being accounted for on a cost basis.

Industry segment results:
-------------------------

     Floor Coverings.  Sales in the quarter of $375.0 million included sales of
     ----------------
     $63.9 million from DLW. Excluding DLW, sales were $311.1 million, or 4% ahead of last year. Flooring sales grew 7% in the Americas due to significant promotions and display activity through traditional wholesalers. Sales of residential tile reached record highs and sales of residential sheet were well ahead of the trend for the year. The home center channel continues to capture significant volume with sales increases of 12.5% in the quarter. The wholesaler "buy-in" in September is expected to have some offsetting effect on sales in the fourth quarter. In Europe, sales were down only 3% notwithstanding the cessation of sales to Russia. Pacific area sales were down 21% due to the continued impact of economic and financial turmoil in that region but make up less than 3% of the segment. Sales of installation products, included in the floor coverings segment, were up 3% over the prior year. Operating income of $57.9 million or 15% of sales compared to $56.9 million or 19% of sales in 1997. The lower operating margins were due to pricing pressure in North America, an unfavorable product mix, and the impact of lower margins at DLW. Excluding the impact of the DLW acquisition, operating margins were 18.5%. Floor coverings continues to achieve purchasing and SG&A savings partially offsetting the impact of competitive price pressure. Triangle Pacific reported higher profits reflecting both higher sales as well as significant margin improvements in cabinets. Despite volume increases in resilient flooring, DLW earnings were only slightly ahead of the prior year due to performance of its sports flooring business.

     Building Products.  Building products sales of $196.7 million were 1% above
     ------------------
     last year's $194.9 million. The third quarter of 1997 was a record quarter for building products due to solid Americas results and growth in Asia and Eastern Europe. In 1998, Americas sales were 4% higher than the prior year due to slightly improved volume and a more favorable product mix. Sales in other geographies were below prior year as the impact of economic and financial turmoil significantly impacted sales to the historically faster growing emerging markets in Asia, Latin America and Eastern Europe and Russia. Operating margins of 16% compared unfavorably with 17% in 1997 reflecting both higher selling expense in Europe in 1998, lower emerging market sales and the unusually strong result in the prior period.

     Industry Products.  Sales of industry products, encompassing insulation,
     ------------------
     gaskets and textile product businesses, realized a 2% sales increase in the third quarter of 1998 versus 1997. Sales of $82.6 million included an 8% increase in insulation sales with growth in all geographic areas which more than offset sales decreases in gaskets and textiles. Gasket sales to automotive suppliers felt the impact of the General Motors strike earlier this quarter, while textile sales include significant exports to the Pacific area which are being negatively impacted by the ongoing economic and financial turmoil in that region. Despite improvements in profits and margins in insulation, the operating margin for the segment was 19% in 1998 versus 20% in 1997.

     Wood Products.  The Company's new wood products segment contributed $167.3
     --------------
     million to sales in the period from July 22, 1998, after which time Triangle Pacific's results were consolidated in Armstrong's financial statements. Sales were approximately 15% ahead of the comparable period in 1997. Cabinet sales benefited from both an improvement in mix and continuing cost reductions. Wood flooring sales were ahead of last year but reflected both competitive pricing pressure in selected products and a less favorable mix. Operating margins of 10% were below historical levels of 11% due to the amortization of acquisition goodwill and nonrecurring purchase price accounting adjustments. Excluding the impact of these adjustments, operating margins would have been 15.3%.

     Ceramic Tile.  Following the disposition of a substantial portion of its
     -------------
     equity interest in Dal-Tile and the reduction of ownership to 8.02 million shares, or approximately 15% of outstanding shares, Dal-Tile is reported on a cost basis and reporting of the ceramic tile business segment will cease. Operating income of $0.6 million in the third quarter of 1998 represented an adjustment to estimated equity earnings in Dal-Tile from the second quarter of 1998.

Effective Tax Rate.  Armstrong's tax rate of 36.0% in the third quarter of 1998
-------------------
was impacted by the non-deductibility of goodwill in the Company's reported earnings, but still compared favorably with a rate of 51.1% in the same period in 1997. The unusual rate in 1997 reflected equity losses from the Company's investment in Dal-Tile.

Stock repurchase and dividend declaration.  The Company halted open-market
------------------------------------------
purchases of its common shares in June following its announcement of its intent to purchase Triangle Pacific and DLW. Armstrong's announcement of its quarterly dividend will follow the meeting of its Board of Directors on October 26, 1998.

                 FINANCIAL HIGHLIGHTS--estimated and unaudited
                 ---------------------------------------------
               Armstrong World Industries, Inc., and subsidiaries
               --------------------------------------------------
        (amounts in millions except for per-share data and percentages)
        ---------------------------------------------------------------

                                                                        Three months                         Nine months
                                                                     ended September 30                  ended September 30
                                                                -----------------------------       -----------------------------
                                                                     1998           1997                 1998           1997
                                                                --------------  -------------       --------------  -------------
NET SALES                                                              $821.6          $575.6            $1,920.3        $1,671.3
Cost of goods sold                                                      549.7           380.0             1,274.2         1,105.2
Selling, general and administrative expense                             148.7            91.1               357.3           291.4
Goodwill Amortization                                                     4.3             0.2                 5.2             0.6
Equity (earnings) loss from affiliates (3)                               (5.0)           27.2               (10.3)           24.3
                                                                       ------          ------            --------        --------
Operating income                                                        123.9            77.1               293.9           249.8

Interest expense                                                         22.7             7.4                36.3            21.1
Other (income) expenses, net                                              5.1             0.6                 4.7             0.7
                                                                       ------          ------            --------        --------
Earnings before income taxes                                             96.1            69.1               252.9           228.0
Income taxes                                                             34.6            35.3                88.8            89.8
                                                                       ------          ------            --------        --------

NET EARNINGS                                                           $ 61.5          $ 33.8            $  164.1        $  138.2
                                                                       ======          ======            ========        ========

Net earnings per share of common stock:
   Basic                                                               $ 1.55          $ 0.83            $   4.12        $   3.39
   Diluted                                                             $ 1.53          $ 0.82            $   4.06        $   3.35

Average number of common shares outstanding:
   Basic                                                                 39.8            40.7                39.8            40.8
   Diluted                                                               40.2            41.1                40.4            41.2

________________________________________________________________________________

                  INDUSTRY SEGMENTS - estimated and unaudited
                  -------------------------------------------
               Armstrong World Industries, Inc., and subsidiaries
               --------------------------------------------------
                             (amounts in millions)

                                                                        Three months                         Nine months
                                                                     ended September 30                   ended September 30
                                                                -----------------------------       ------------------------------
                                                                    1998            1997                 1998            1997
                                                                -------------  --------------       --------------  --------------
Net trade sales:
----------------
Floor coverings(1)                                                     $375.0         $300.0             $  937.6        $  855.5
Building products                                                       196.7          194.9                572.2           566.9
Industry products                                                        82.6           80.7                243.2           248.9
Wood products(2)                                                        167.3            0.0                167.3             0.0
                                                                       ------         ------             --------        --------
   Total net sales                                                     $821.6         $575.6             $1,920.3        $1,671.3
                                                                       ======         ======             ========        ========



Operating income (loss):
------------------------
Floor coverings(1)                                                     $ 57.9         $ 56.9             $  143.0        $  146.0
Building products                                                        31.9           33.4                 88.5            93.5
Industry products                                                        15.6           16.4                 42.7            41.6
Wood products(2)                                                         17.3            0.0                 17.3             0.0
Ceramic tile (3)                                                          0.6          (30.5)                (0.2)          (34.0)
Unallocated corporate (expense)                                           0.6            0.9                  2.6             2.7
                                                                       ------         ------             --------        --------
   Total operating income                                              $123.9         $ 77.1             $  293.9        $  249.8
                                                                       ======         ======             ========        ========

(1) For the three months ended September 30, 1998 and nine months ended September 30, 1998, Floor coverings included $63.9 million in sales and $0.2 million in operating income from the DLW acquisition reflecting results from the acquisition completion date.

(2) For the three months ended September 30, 1998 and nine months ended September 30, 1998, Wood products includes the results of both Triangle Pacific Corp.'s wood flooring and cabinets businesses from the date of acquisition on July 21, 1998.

(3) For the three months ended September 30, 1997, equity (earnings) loss from affiliates, ceramic tile segment, included the company's share of the Dal-Tile restructuring charges of $24.2 million, or $0.59 per share. The nine months ended September 30, 1997 also includes the company's share of the one-time charge incurred by Dal-Tile for uncollectible receivables and overstocked inventories of $5.5 million, or 13 cents per share.